Exhibit 18

September 1, 2010

Thomas M. Schoewe, Executive Vice President and Chief Financial Officer

Wal-Mart Stores, Inc.

802 SW 8th Street

Bentonville, Arkansas 72712

Dear Mr. Schoewe:

Note 4 of Notes to the condensed consolidated financial statements of Wal-Mart Stores, Inc. included in its Form 10-Q for the fiscal quarter ended July 31, 2010, describes a change in the method of accounting for inventory under the retail inventory method on a first-in-first-out basis by performing the calculation at a more detailed level. There are no authoritative criteria for determining a preferable retail inventory method based on the particular circumstances; however, we conclude such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to January 31, 2010, and therefore we do not express any opinion on any financial statements of Wal-Mart Stores, Inc. subsequent to that date.

/s/ Ernst & Young LLP